Exhibit 99.1
C4 Therapeutics Announces Clinical Trial Collaboration and Supply Agreement with Pfizer for the Combination of Cemsidomide and Elranatamab for the Treatment of Relapsed/Refractory Multiple Myeloma

WATERTOWN, Mass., October 1, 2025 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced that it has entered into a clinical trial collaboration and supply agreement with Pfizer Inc. Under the terms of the agreement, Pfizer will supply elranatamab (ELREXFIO®), a B-cell maturation antigen CD3 targeted bispecific antibody (BCMAxCD3 bispecific), to C4T for its upcoming Phase 1b trial.
The Phase 1b trial will evaluate the safety and tolerability of cemsidomide, an IKZF1/3 degrader, and dexamethasone in combination with elranatamab as a second line or later therapy for patients with multiple myeloma. This Phase 1b trial, which is expected to initiate in Q2 2026, will seek to establish an optimal dose for cemsidomide in combination with elranatamab. Under the terms of the agreement, Pfizer will supply elranatamab at no cost while C4T will sponsor and conduct the trial.
“We look forward to initiating this trial to evaluate cemsidomide in combination with elranatamab in the hopes we can develop a new treatment regimen and potentially improve outcomes for multiple myeloma patients in earlier lines of therapy,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Our supply agreement with Pfizer creates an opportunity for cemsidomide to be combined with elranatamab, which is on the path to potentially becoming a standard of care BCMAxCD3 bispecific in a growing market.”
Data generated from the cemsidomide Phase 1 trial in relapsed/refractory multiple myeloma demonstrate robust T-cell activation and cytokine expression across multiple doses. By activating immune T-cells, cemsidomide, when combined with a BCMAxCD3 bispecific such as elranatamab, may amplify the anti-myeloma immune response and lead to higher quality of responses.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader in clinical development for the treatment of relapsed/refractory multiple myeloma. Data from the Phase 1 trial, which has completed enrollment, demonstrate cemsidomide’s differentiated safety and tolerability profile and class-leading anti-myeloma activity that together support the potential for durable outcomes. Two clinical trials are planned to further evaluate cemsidomide in relapsed/refractory multiple myeloma: a Phase 2 single-arm registrational trial to evaluate cemsidomide in combination with dexamethasone, which is expected to initiate in Q1 2026; and a Phase 1b trial to evaluate the safety and tolerability of cemsidomide and dexamethasone in combination with elranatamab, which is expected to initiate in Q2 2026.
Forward Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; the potential timing for updates on our clinical and research programs; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com